The issuer, Urologix, Inc.,  has filed with the Securities and Exchange Commission (the “SEC”) a registration statement, including a preliminary prospectus (the "Preliminary Prospectus"), for the offering to which this communication relates.  Delivery of this communication has been preceded by, or is accompanied with, a copy of the Preliminary Prospectus.  Before you invest, you should read the Preliminary Prospectus (including the documents incorporated by reference therein) and other documents  the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or the underwriter for this offering will arrange to send you the Preliminary Prospectus if you request it from Dougherty & Company LLC, Attention: Joseph Sullivan, Corporate Finance and Investment Banking, 90 South 7th Street, Suite 4300, Minneapolis, MN 55402, or toll free at (800) 328-4000. You may also access the most recent amendment to the registration statement, including the Preliminary Prospectus, by clicking on the following link: http://www.sec.gov/Archives/edgar/data/882873/000089710112001003/urologix122475_s1a.htm

Issuer Free Writing Prospectus Dated June 13, 2012

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated June 8, 2012

Registration Statement No. 333-181716

Company Overview

June 2012

This presentation contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance and statements about the Company’s ability to develop and market new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s preliminary prospectus dated June 8, 2012, including the documents incorporated by reference therein.

Disclaimer & Forward Looking Statements

Offering Size

5.2 million shares

Over-allotment

15%

Ticker

ULGX

Lockup

180 days (Directors and Officers)

Use of Proceeds

 Fund sales and marketing initiatives, satisfy payments related to the Prostiva license agreement, fund research and development activities,  as well as working capital / general corporate purposes.

Underwriter

Dougherty & Co.

Follow-on Offering

The “new” Urologix

Urologix is the leading provider of in-office solutions for
the early and effective treatment of obstructive and
symptomatic lower urinary tract conditions due to
benign prostatic hyperplasia (BPH).

Cooled ThermoTherapy™ (CTT)

PROSTIVA™ RF Therapy

Investment Highlights

Over 8.7 million men in US diagnosed with BPH

Positive demographics for growth

Growing awareness of the limited effectiveness
and significant side effects of BPH drugs

Leading in-office solutions

Combined products address larger patient population and
expands base of existing Urologist customers by 70%

Clinically proven outcomes with superior results

Early success with market development campaign

Experienced management team driven to succeed

Benign Prostatic Hyperplasia - BPH

What is BPH?

Non-cancerous prostate growth

Progressive condition, associated with age

When untreated or ineffectively treated
with drugs, obstructive BPH can lead to
serious conditions, including:

Retention

Urinary tract infections

Bladder stones

Incontinence

Bladder decompensation

Chronic kidney disease (in extreme cases)

BPH is the most frequently diagnosed urological problem in aging men

Level of symptoms due to BPH
Mild
Moderate
Severe
16 million
• Males >65 years old in U.S.
11 million
• Symptomatic BPH
5 million
• Seeing a physician; watchful waiting
4 million
• Chronic Medical Therapy (drugs)
320,000
• Failing drug therapy each year
40,000
• In-Office Procedures each year*
140,000
• Surgical Procedures each year*

Market Opportunity

Urologix’s
Target
Market

*Source: Procedure estimates for CY2010 based on most recent CMS Part B CPT Code Utilization

Cooled ThermoTherapy™

CoolWave® Control Unit

CTC Advance® Microwave Catheter

Symmetrical heating pattern

Relieves obstruction without
causing damage to the urethra

Urethra preserved with
coolant circulated through
catheter

PROSTIVA™ RF Therapy

Source: PROSTIVATM RF Therapy System User Guide, Medtronic Inc. (May, 2010)

Performed under direct visualization

Relieves obstruction without causing
damage to the urethra

Needle ablation delivers radio frequency
energy to create a focal lesion

Able to precisely target specific anatomy

UROLOGIX

| Urologix Technology Offering: | Prostiva | Cooled ThermoTherapy |
|---|---|---|
| Prostate size: 20-50 grams (with prostatic urethra ≥2.5cm) | ✓ | ✓ |
| Prostatic urethra less than 2.5cm | ✓ | |
| Prostate size: 51-100 grams | | ✓ |
| Patients on anti-coagulants | | ✓ |
| Patients with protruding median prostatic lobe (without ball valve) | ✓ | |
| Patients with pacemakers, defibrillators (>2.6 inches from prostatic urethra) | | ✓ |

UROLOGIX®

Urologix Expands Addressable Population

Vast majority of BPH patients treatable in-office*

*Assumes patients are otherwise appropriate candidates based on other inclusion and exclusion criteria contained in the labeling

UROLOGIX

Ranges of Percentage Symptom Improvement at 1 year
Placebo*
Saw Palmetto*
Alpha Blocker**
5-ARI**
Combo Rx**
CTT & Prostiva†‡
0%
10%
20%
30%
40%
50%
60%

UROLOGIX®

BPH: Assessment of Clinical Outcomes

Symptomatic BPH measured by subjective scoring
systems

AUA Symptom Score (AUASS) is a 0-35 point scale, higher is more severe

Outcomes measured in symptom score improvement

* Barry MJ, et al, Effect of Increasing Doses of Saw Palmetto Extract on Lower Urinary Tract Symptoms, JAMA, September 2011, Vol 30, No. 12

** Roehrborn CG, et al, The Effects of Combination Therapy with Dutasteride and Tamsulosin on Clinical Outcomes in Men with Symptomatic Benign Prostatic Hyperplasia: 4-Year Results from the CombAT Study, European Urology, 2010, Vol 57

† Hill B, Belville W, Bruskewitz R, Issa M, Perez-Marrero R, Roehrborn C, Terris M, Naslund M. Transurethral Needle Ablation versus Transurethral Resection of the Prostate for the Treatment of Symptomatic BPH: 5-Year Results of a Prospective,
     Randomized, Multicenter Clinical Trial.  Journal of Urology, Vol. 171 (June 2004), 2336-2340

‡ Mynderse LA, Roehrborn CG, Partin AW, Preminger GM, Coté EP. Results of a 5-year Multicenter Trial of a New Generation Cooled High Energy Transurethral Microwave Thermal Therapy Catheter for Benign Prostatic Hyperplasia.
     Journal of Urology. 2011 May;185(5):1804-10

Note: The data for BPH Medications, Cooled ThermoTherapy, and PROSTIVA were not collected in a head-to-head study. Direct comparisons cannot be made.

Patient Status at 5 Years
4%
9%
9%
11%
67%
67% Free of medical therapy or salvage treatment for BPH
11% Utilizing medical therapy
9% Exited due to other medical condition
9% Received salvage procedure for BPH
4% Lost to follow up

UROLOGIX®

Urologix’s Outcomes are Durable

Mynderse LA, Roehrborn CG, Partin AW, Preminger GM, Coté EP. Results of a 5-year Multicenter Trial of a New Generation Cooled High Energy Transurethral Microwave Thermal Therapy
Catheter for Benign Prostatic Hyperplasia. Journal of Urology. 2011 May;185(5):1804-10

Cooled ThermoTherapy™ at 5 Years

Favorable market dynamics

Growing awareness of BPH drug shortcomings

Transformation of in-office competitive landscape

Expanded market share & sales coverage

Significant growth in installed base with Prostiva

Cross-sell to increase urologists using both technologies

Increase utilization with proven market
development program

“Think Outside the Pillbox” Campaign

Opportunistically evaluate acquisitions of
complementary technologies

Multiple Drivers of Growth

BPH Drugs – Sentiment Changing

Past

Present

BPH drugs are new
technology

Large DTC effort drives
awareness

BPH drugs seen as efficacious,
side effects minimized

Available from any physician

Patients perceive drugs as
easy

Drugs widely prescribed but
>50% of patients have
minimal clinical improvement

Initial DTC campaign largely
dissipated (Flomax generic in
March 2010)

Risks associated with delayed
intervention identified

PCP’s concerned re: 5 ARI’s
(e.g. FDA cancer warning)

Dissatisfied patients seeking
non-surgical alternatives to
drugs

UROLOGIX

| | |
|---|---|
| • | • |
| • | • |
| • | • |

UROLOGIX

In-Office Therapy - Sentiment Changing

Past

Present

Four major competitors
battling for market share

Urologists are confused with
competitor comfort, cost and
durability claims

Urologists hear mixed
messages from different
companies

With Prostiva, Urologix is clear
leader of in-office market

Improved clarity regarding
efficacy and durability of CTT
and Prostiva

New ULGX focus on taking
share from drug market,
emphasize long-term efficacy
of our in-office therapies

Urology Practice Penetration
2%
14%
11%
73%
Potential Customers
Prostiva Customers
CTT & Prostiva Customers
CTT Customers

Sales and Marketing

Urologix’s sales and distribution
team is comprised of:

22 quota-based direct sales
reps

12 application specialists
(mobile sales)

3 EU distributors (France,
Italy, Sweden)

Urologix customers (CTT +
Prostiva) represent only 27% of
the estimated 3,000 urology
practices in the U.S.

UROLOGIX

THINK OUTSIDE
THE PILLBOX
PATIENT
EDUCATION
TOOL KIT

UROLOGIX

Partner with urologists for targeted
patient outreach

Increase urologists’ awareness of
patients’ dissatisfaction with Rx therapy

Raise patient awareness of Urologix’s in-
office options

Launched Q4 FY2011

Strong initial results with impact lasting over 9
months in early accounts

Market Development

“Think Outside the Pillbox” Campaign

20% (+) YOY revenue growth in initial targeted accounts

Experienced Management Team

Name

Title

Years of
Healthcare
Experience

Stryker Warren, Jr.

Chief Executive Officer

40

Greg Fluet

EVP & Chief Operating Officer

10

Lisa Ackermann

EVP, Sales & Marketing

13

Brian Smrdel

Chief Financial Officer

6

Financial Overview

Source: SEC filings and Company reports

(US$, thousands)

Q3 FY11

3/31/11

Q3 FY12

3/31/12

9 Mo.

FY11

9 Mo.

FY12

Revenue

  $       2,982

 $        4,735

$         9,655

  $       12,530

Growth Rate

  59%

   30%

Gross  Margin %

   54.1%

   50.7%

   54.8%

   48.7%

Operating  Expense

2,598

3,241

7,699

* 9,164

Operating Income
(Loss)

  (986)

  (840)

  (2,410)

  (3,059)

Net Income (Loss)

(983)

(968)

(2,403)

(3,471)

Change in Cash

$        (498)

$           285

$       (1,912)

$       (1,204)

* Includes $287 thousand of one-time acquisition costs related to the Prostiva transaction

UROLOGIX

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UROLOGIX®

Financial Overview

Source: SEC filings and Company reports

(US$, thousands)

FY10

6/30/10

FY11

6/30/11

FY12

Guidance

Revenue

$      14,771

$      12,571

$17,000 -
$17,500

Gross  Margin %

55.5%

52.0%

Operating
Expense

10,459

10,267

Operating
Income (Loss)

(2,257)

(3,726)

Net Income
(Loss)

(2,169)

(3,733)

UROLOGIX

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UROLOGIX®

Balance Sheet Summary

(US$, thousands)

FY11

(6/30/11)

Q3 FY12

(3/31/12)*

Cash & Equivalents

$          3,061

$          1,857

Current Assets

5,795

6,187

Other Assets

968

6,855

  Total Assets

6,763

13,042

Current Liabilities

1,757

6,478

Other Liabilities

160

4,812

Equity

4,846

1,752

  Total Liab. & Equity

6,763

13,042

* Includes the purchase accounting adjustments for the Prostiva acquisition.

Investment Highlights

“New” Urologix

Large underpenetrated market

Market dynamics favor in-office therapies

Leading in-office solutions

Early success of market development campaign

Experienced management team driven to succeed

Stryker Warren, Jr.

Chief Executive Officer

763.475.7605

swarren@urologix.com

Brian Smrdel

Chief Financial Officer

763.475.7696

bsmrdel@urologix.com

Contacts:

Greg Fluet

EVP & Chief Operating Officer

763.475.7690

gfluet@urologix.com